News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS FOURTH QUARTER AND FULL-YEAR 2025 RESULTS

Clearfield, Pennsylvania – January 27, 2026

CNB Financial Corporation (“Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the three and twelve months ended December 31, 2025.

Key Financial Trends

•Earnings - Net income available to common shareholders ("earnings") was $32.6 million, or $1.10 per diluted share, for the three months ended December 31, 2025, compared to $6.0 million, or $0.22 per diluted share, for the three months ended September 30, 2025, and $14.0 million, or $0.66 per diluted share, for the three months ended December 31, 2024.

◦Excluding after-tax merger and integration costs ("merger transaction related expenses") related to the Corporation’s acquisition of ESSA Bancorp, Inc. (“ESSA”) and the impacts of the adjustment to the provision for credit losses with the Corporation’s adoption of Accounting Standard Update ("ASU") 2025-08, Financial Instruments - Credit Losses (Topic 326): Purchased Loans ("provision adjustment related to adoption of ASU 2025-08"), as discussed in further detail below, adjusted earnings for the three months ended December 31, 2025, a non-GAAP measure, were $25.8 million, or $0.87 per diluted share.1 This represents an increase of $3.3 million, or 14.74%, and $0.05 per diluted share, or 6.10%, compared to adjusted earnings of $22.5 million, or $0.82 per diluted share, for the three months ended September 30, 2025.1

•Loans - Excluding $70.8 million of syndicated loan balances, loans were $6.4 billion as of December 31, 2025. Organic loan growth for the quarter was $26.6 million, or 0.42% (1.65% annualized), compared to September 30, 2025.1 Organic loan growth for the full year of 2025, excluding loans acquired from the ESSA transaction in July 2025, was $218.8 million or an increase of 4.83% compared to December 31, 2024.

•Deposits - At December 31, 2025, total deposits were $7.0 billion. Including $88.1 million in deposits classified as held for sale, organic deposit growth for the quarter totaled $122.1 million, or 2.21% (8.75% annualized), compared to September 30, 2025.1 Organic deposit growth for the full year of 2025, excluding deposits assumed from the ESSA transaction in July 2025, was $288.1 million or an increase of 5.36% compared to December 31, 2024.

•Net Interest Margin - Net interest margin was 3.84% for the three months ended December 31, 2025, compared to 3.69% for the three months ended September 30, 2025. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.84% and 3.69%, for the three months ended December 31, 2025 and September 30, 2025, respectively.1 Included in net interest margin on a fully tax-equivalent basis was $3.2 million and $3.4 million of purchase accounting loan accretion for the three months ended December 31, 2025 and September 30, 2025, respectively.

•Credit Quality - Total nonperforming assets were approximately $42.2 million, or 0.50% of total assets, as of December 31, 2025, compared to $40.4 million, or 0.49% of total assets, as of September 30, 2025.

◦Net loan charge-offs were $1.5 million, or 0.09% (annualized) of average total loans and loans held for sale, for the three months ended December 31, 2025, compared to $957 thousand, or 0.06% (annualized) of average total loans and loans held for sale, during the three months ended September 30, 2025.

•Capital - Book value per common share was $27.63 and $26.68 at December 31, 2025 and September 30, 2025, respectively. Excluding after-tax merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08, book value per common share was $28.02 at December 31, 2025, reflecting an increase of $0.72, or 2.64%, from $27.30 at September 30, 2025.1 Tangible book value per common share, a non-GAAP measure, was $23.48 and $22.32 as of December 31, 2025 and September 30, 2025, respectively.1 Excluding after-tax merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08, tangible book value per common share was $23.88 as of December 31, 2025, reflecting an increase of $0.94, or 4.10%, from $22.94 as of September 30, 2025.1

1 This release contains references to certain financial measures that are not defined by U.S. Generally Accepted Accounting Principles ("GAAP"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is provided in the "Reconciliation of Non-GAAP Financial Measures" section.

Executive Summary

•Earnings were $32.6 million, or $1.10 per diluted share for the three months ended December 31, 2025, compared to $6.0 million, or $0.22 per diluted share, for the three months ended September 30, 2025, and $14.0 million, or $0.66 per diluted share, for the three months ended December 31, 2024. Excluding after-tax merger transaction related expenses and provision adjustment related to adoption of ASU 2025-08, adjusted earnings for the three months ended December 31, 2025, were $25.8 million, or $0.87 per diluted share. This represents an increase of $3.3 million, or 14.74%, and $0.05 per diluted share, or 6.10%, compared to adjusted earnings of $22.5 million, or $0.82 per diluted share, for the three months ended September 30, 2025.1 The quarterly increase in adjusted earnings was driven by higher net interest income and non-interest income, partially offset by increased non-interest expenses, as discussed below. Excluding after-tax merger transaction related expenses and provision adjustment related to adoption of ASU 2025-08 in the fourth quarter of 2025, earnings and diluted earnings per share, when compared to earnings of $14.0 million, or $0.66 per diluted share, in the quarter ended December 31, 2024, increased $11.9 million, or 84.78%, and $0.21 per diluted share, or 31.82%, due primarily to the overall impact of the acquisition of ESSA, coupled with higher net interest income, partially offset by an increase in non-interest expense.1

•Earnings were $61.8 million, or $2.49 per diluted share, for the year ended December 31, 2025. Excluding after-tax merger transaction related expenses, adjusted earnings were $73.4 million, or $2.95 per diluted share, for the year ended December 31, 2025, reflecting an increase of $23.2 million, or 46.06%, and $0.56 per diluted share, or 23.43%, compared to earnings of $50.3 million, or $2.39 per diluted share, for the year ended December 31, 2024.1 The full-year increase was primarily due to the overall impact of the acquisition of ESSA, coupled with an increase in net interest income, partially offset by an increase in non-interest expense, as discussed in more detail below.

•At December 31, 2025, loans totaled $6.4 billion, excluding $70.8 million of syndicated loans. Organic loans increased $26.6 million, or 0.42% (1.65% annualized) compared to September 30, 2025. Excluding $1.7 billion in loans, net of estimated purchase accounting fair value adjustments, acquired in the ESSA acquisition, organic loan growth for the full year was $218.8 million, or an increase of 4.83%, compared to December 31, 2024.1 The increase in loans for the quarter ended December 31, 2025, compared to the quarter ended September 30, 2025, was primarily driven by growth in the Ridge View Bank and BankOnBuffalo markets, partially offset by the sale of certain commercial real estate loans of approximately $44.3 million throughout the Corporation's various markets. The full-year increase in loans as of December 31, 2025, compared to December 31, 2024, was primarily driven by growth in the Ridge View Bank, BankOnBuffalo, and legacy CNB Bank and ERIEBANK markets and loan activity in CNB Bank's Private Banking division.

◦At December 31, 2025, the syndicated loan portfolio totaled $70.8 million, or 1.09% of total loans, compared to $71.9 million, or 1.11% of total loans, at September 30, 2025 and $79.9 million, or 1.73% of total loans, at December 31, 2024. The decrease in syndicated lending balances of $9.1 million compared to December 31, 2024 reflects net scheduled amortization and prepayments of credits in excess of added holdings, with no recorded charge-offs in the syndicated portfolio in 2025. The Corporation continues to focus on evaluating the level and composition of its syndicated loan portfolio to ensure it continues to provide strong credit quality, profitable use of excess liquidity, and a complement to the Corporation’s loan growth from its in-market customer relationships.

•At December 31, 2025, total deposits were $7.0 billion. Including $88.1 million in deposits classified as held for sale, total deposits increased $122.1 million, or 2.21% (8.75% annualized), compared to September 30, 2025. Excluding $1.5 billion in deposits, net of estimated purchase accounting fair value adjustments, assumed in the ESSA acquisition and including $88.1 million in deposits classified as held for sale, total deposits increased $288.1 million, or 5.36%, compared to December 31, 2024.1 The $88.1 million in deposits classified as held for sale as of December 31, 2025 are associated with a planned sale of certain customer deposit accounts that are part of a broader strategic initiative to optimize the Corporation’s branch and market footprint following the ESSA acquisition. The quarter-over-quarter increase in organic deposit balances as of December 31, 2025, compared to September 30, 2025, was driven primarily by growth in Treasury Management activities with municipal deposit relationships. The year-over-year increase in organic deposit balances was primarily attributable to retail account growth, as well as an increase in Treasury Management-sourced business including municipal deposits. Additional deposit and liquidity profile details were as follows:

◦At December 31, 2025, the total estimated uninsured deposits for CNB Bank were approximately $2.0 billion, or approximately 28.13% of total CNB Bank deposits. When excluding $18.4 million of affiliate company deposits and $680.4 million of pledged-investment collateralized deposits, adjusted total estimated uninsured deposits as of December 31, 2025 were approximately $1.3 billion, or approximately 18.33% of total CNB Bank deposits.

▪The level of adjusted uninsured deposits at December 31, 2025 decreased compared to the level at September 30, 2025. The total estimated uninsured deposits for CNB Bank at September 30, 2025 were approximately $2.1 billion, or approximately 30.02% of total CNB Bank deposits. Excluding $23.4 million of affiliate company deposits and $734.1 million of pledged-investment collateralized deposits, adjusted total estimated uninsured deposits as of September 30, 2025 were approximately $1.4 billion, or approximately 20.55% of total CNB Bank deposits.

◦At December 31, 2025, the Corporation had $441.5 million of cash equivalents held in CNB Bank’s interest-bearing deposit account at the Federal Reserve. These excess funds, when combined with collective contingent liquidity resources of $6.7 billion including (i) available borrowing capacity from the Federal Home Loan Bank of Pittsburgh ("FHLB") and the Federal Reserve, and (ii) available unused commitments from brokered deposit sources and other third-party funding channels, including previously established lines of credit from correspondent banks, resulted in the total available liquidity sources for the Corporation as of December 31, 2025 to be approximately 5.5 times the estimated amount of adjusted uninsured deposit balances discussed above.

•At December 31, 2025, the Corporation had $164.0 million outstanding in short-term borrowings. The Corporation had $181.6 million outstanding short-term borrowings as of September 30, 2025 and no outstanding short-term borrowings as of December 31, 2024. The decrease in short-term borrowings during the fourth quarter was primarily attributable to a net increase in overall liquidity resultant primarily from growth in deposits during the fourth quarter. The increase in short-term borrowings at December 31, 2025 compared to December 31, 2024 was attributable to borrowings assumed with the ESSA acquisition.

•At December 31, 2025, the Corporation's pre-tax net unrealized losses on the combined portfolios of available-for-sale and held-to-maturity securities totaled $47.0 million, or 5.39% of total shareholders' equity, compared to $49.8 million, or 5.90% of total shareholders' equity, at September 30, 2025, and $74.8 million, or 12.25% of total shareholders' equity, at December 31, 2024. The change in unrealized losses during the fourth quarter 2025 compared to the fourth quarter of 2024, as well as for the year ended December 31, 2025, was primarily due to changes in the yield curve, coupled with the Corporation’s scheduled bond maturities, which were all realized at par. Importantly, all regulatory capital ratios for the Corporation would still exceed regulatory “well-capitalized” levels as of December 31, 2025, September 30, 2025, and December 31, 2024 if the net unrealized losses at the respective dates were fully recognized.

•Total nonperforming assets were $42.2 million, or 0.50% of total assets, as of December 31, 2025, compared to $40.4 million, or 0.49% of total assets, as of September 30, 2025. Total nonperforming assets were $59.5 million, or 0.96% of total assets, as of December 31, 2024. The decrease of $17.3 million at December 31, 2025 compared to December 31, 2024 was primarily driven by the resolution of several loans, as previously disclosed, coupled with paydowns of existing nonperforming assets, partially offset by certain ESSA-related additions. Net loan charge-offs were $1.5 million, or 0.09% (annualized) of average total loans and loans held for sale, for the three months ended December 31, 2025, compared to $957 thousand, or 0.06% (annualized) of average total loans and loans held for sale, during the three months ended September 30, 2025, and $2.1 million, or 0.19% (annualized) of average total loans and loans held for sale, during the three months ended December 31, 2024.

•Pre-provision net revenue ("PPNR"), a non-GAAP measure, was $26.3 million for the three months ended December 31, 2025 and $27.5 million for the three months ended September 30, 2025.1 Excluding merger and integration costs, adjusted PPNR was $34.1 million for the three months ended December 31, 2025, compared to $31.7 million and $21.6 million for the three months ended September 30, 2025 and December 31, 2024, respectively.1 The quarter-over-quarter increase in adjusted PPNR was driven by higher net interest income and non-interest income, partially offset by an increase in non-interest expense. For the three months ended December 31, 2025, the increase compared to the three months ended December 31, 2024 was primarily attributable to stronger net interest income, partially offset by higher non-interest expenses. PPNR was $91.3 million for the year ended December 31, 2025.1 Excluding merger and integration costs, adjusted PPNR was $105.1 million for the year ended December 31, 2025, compared to $76.6 million for the year ended December 31, 2024.1 The increase in year-to-date adjusted PPNR, when compared to the PPNR for the year ended December 31, 2024, was primarily due to the overall impact of incremental PPNR resulting from the acquisition of ESSA, coupled with an increase in net interest income across the legacy franchise for the year, partially offset by an increase in non-interest expense.

Michael Peduzzi, President & CEO of the Corporation, positively reflected on the reported results, stating: “The fourth quarter represented both a capstone period in a historically significant calendar year for the Corporation, and a new beginning of positive post-merger performance capabilities being the first full quarter of results following the acquisition of ESSA Bancorp in July 2025. These positive results are indicative of several notable achievements:

•The organic increases in loans, deposits, and earnings of the core franchise for the year, excluding the ESSA merger-related impacts, reflected a strong legacy banking foundation with positive operating leverage to support the significant franchise growth experienced with both the ESSA acquisition and continued expansion of established market positions.

•The quality of the acquired ESSA franchise, reflected by the amazing employees added to the CNB Bank Team, the overall solid credit performance of acquired loans, the reasonable stability of the ESSA deposit base, and the operating income and fee-based earnings potential of the ESSA Bank division, aligns with key expectations of the Corporation from the transaction due diligence and merger integration processes.

•The successful addition and systems integration of an institution that represented an over 30% increase to the Corporation’s total assets, and related high volume of underlying customer loan, deposit, and wealth management accounts, demonstrates the CNB Team’s ability to both successfully plan for, evaluate, and manage large scale growth, and have the excess and efficient capacity for greater economies-of-scale from both the ESSA acquisition and future growth.

•The core capital soundness of the Corporation, enhanced by the common equity capital raised in 2022, provides a sound basis for successful deployment of such capital for qualitative franchise expansion to promote the benefits of both sustainable accretive earnings and long-term shareholder value growth.

We appreciate the support of our Board and valued investors through this important period of transition and growth for CNB, and look forward to continued sound performance and mutual success for the collective benefit of our investors, customers, and communities."

Other Balance Sheet Highlights

•Book value per common share was $27.63 and $26.68 at December 31, 2025 and September 30, 2025, respectively. Excluding after-tax merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08, book value per common share was $28.02 at December 31, 2025, reflecting an increase of $0.72, or 2.64%, from $27.30 at September 30, 2025 and a year-over-year increase of $1.68, or 6.38%, from $26.34 at December 31, 2024.1 Tangible book value per common share, a non-GAAP measure, was $23.48 and $22.32 as of December 31, 2025 and September 30, 2025, respectively.1 Excluding after-tax merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08, tangible book value per common share was $23.88 as of December 31, 2025, reflecting an increase of $0.94, or 4.10%, from $22.94 as of September 30, 2025 and a year-over-year decrease of $0.36 or 1.49%, from $24.24 as of December 31, 2024.1 The increases in book value per common share and tangible book value per common share, excluding after-tax merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08, from September 30, 2025 to December 31, 2025 was primarily due to an increase in retained earnings (net of the payment of common and preferred stock dividends).1 The increase in book value per common share, excluding after-tax merger transaction related expenses, from December 31, 2024 to December 31, 2025 was primarily due to an increase in retained earnings (net of the payment of common and preferred stock dividends), coupled with a decrease in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio.1 Tangible book value per common share decreased, excluding after-tax merger transaction related expenses, from December 31, 2024 to December 31, 2025, driven by the number of common shares outstanding as a result of the issuance of 8.4 million common shares as consideration for the ESSA acquisition, coupled with the increase in acquisition-related goodwill and core deposit intangibles of $44.6 million and $33.5 million, respectively, partially offset by the increase in retained earnings (net of the payment of common and preferred stock dividends), coupled with a decrease in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio.1

Loan Portfolio Profile

•As part of its lending policy and risk management activities, the Corporation tracks lending exposure by industry classification and type to determine potential risks associated with industry concentrations, and to identify any concentration risk issues that could lead to additional credit loss exposure. An important and recurring part of this process involves the Corporation’s continued measurement and evaluation of its exposure to the office, hospitality, and multifamily industries within its commercial real estate portfolio. Even given the Corporation’s historically sound underwriting protocols and high credit quality standards for borrowers in the commercial real estate industry segments, the Corporation monitors numerous relevant sensitivity elements, including occupancy, loan-to-value, absorption and cap rates, debt service coverage and covenant compliance, and developer/lessor financial strength both in the project and globally. At December 31, 2025, the Corporation had the following key metrics related to its office, hospitality and multifamily portfolios with such metrics including the impact on the respective portfolios of loans acquired during the third quarter of 2025 from the ESSA acquisition:

◦Commercial office loans:
▪There were 147 outstanding loans, totaling $150.4 million, or 2.32% of total loans outstanding;
▪There were no nonaccrual commercial office loans;
▪There were three past-due commercial office loans that totaled $2.3 million, or 1.54% of the total office loans outstanding; and
▪The average outstanding balance per commercial office loan was $1.0 million.

◦Commercial hospitality loans:
▪There were 153 outstanding loans, totaling $320.6 million, or 4.94% of total loans outstanding;
▪There were no nonaccrual commercial hospitality loans;
▪There were no past-due commercial hospitality loans; and
▪The average outstanding balance per commercial hospitality loan was $2.1 million.

◦Commercial multifamily loans:
▪There were 375 outstanding loans, totaling $601.4 million, or 9.26% of total loans outstanding;
▪There were two nonaccrual commercial multifamily loans that totaled $799 thousand, or 0.13% of total multifamily loans outstanding;
▪There was one past-due commercial multifamily loan that totaled $645 thousand, or 0.11% of total multifamily loans outstanding; and
▪The average outstanding balance per commercial multifamily loan was $1.6 million.

The Corporation had no commercial office, hospitality or multifamily loan relationships considered by the banking regulators to be high volatility commercial real estate ("HVCRE") credits. No credits acquired from ESSA were considered HVCRE.

Performance Ratios

•Annualized return on average equity was 15.58% and 3.60% for the three months ended December 31, 2025 and September 30, 2025, respectively. Excluding after-tax merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08, annualized return on average equity was 12.46% for the three months ended December 31, 2025, compared to 12.05% and 9.79%, for the three months ended September 30, 2025 and December 31, 2024, respectively.1 Return on average equity was 9.14% for the year ended December 31, 2025. Excluding after-tax merger transaction related expenses, return on average equity was 10.75% for the year ended December 31, 2025, compared to 9.21% for the year ended December 31, 2024.1

•Annualized return on average tangible common equity, a non-GAAP measure, was 19.29% and 3.87% for the three months ended December 31, 2025 and September 30, 2025, respectively.1 Excluding after-tax merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08, annualized return on average tangible common equity was 15.30% for the three months ended December 31, 2025, compared to 14.62%, excluding after-tax merger and integration costs, and 10.90% for the three months ended September 30, 2025 and December 31, 2024, respectively.1 Return on average tangible common equity was 10.59% for the year ended December 31, 2025. Excluding after-tax merger transaction related expenses, return on average tangible common equity was 12.58% for the year ended December 31, 2025, compared to 10.25% for the year ended December 31, 2024.1

•The Corporation's efficiency ratio was 69.55% and 64.56% for the three months ended December 31, 2025 and September 30, 2025, respectively, and 67.73% and 62.97%, respectively, on a fully tax-equivalent basis, a non-GAAP measure.1 Excluding merger and integration costs, the efficiency ratio on a fully tax-equivalent basis was 58.80% for the three months ended December 31, 2025, compared to 57.67% and 63.02% for the three months ended September 30, 2025 and December 31, 2024, respectively.1 The quarter-over-quarter increase was primarily driven by higher non-interest expense, partially offset by increased net interest income and non-interest income, as further discussed below. The year-over-year decrease was primarily driven by an increase in net interest income, partially offset by an increase in non-interest expense. The Corporation's efficiency ratio was 67.64% for the year ended December 31, 2025, and 66.35% on a fully tax-equivalent basis.1 Excluding merger and integration costs, the efficiency ratio on a fully tax-equivalent basis was 61.49% for the year ended December 31, 2025, compared to 65.47% for the year ended December 31, 2024.1 The year-over-year decrease was primarily driven by higher net interest income, partially offset by higher non-interest expense, and also reflected the anticipated economies-of-scale operational efficiencies resulting from the ESSA acquisition.

Revenue

•Total revenue (net interest income plus non-interest income) was $86.4 million for the three months ended December 31, 2025, compared to $77.7 million and $59.4 million for the three months ended September 30, 2025 and December 31, 2024, respectively.

◦Net interest income was $74.3 million for the three months ended December 31, 2025, compared to $67.1 million and $49.0 million for the three months ended September 30, 2025 and December 31, 2024, respectively. When comparing the fourth quarter of 2025 to the third quarter of 2025, the increase in net interest income of $7.2 million, or 10.65% (42.26% annualized), was primarily due to the ESSA acquisition, coupled with organic loan growth. Included in the fourth quarter and third quarter of 2025 were $3.2 million and $3.4 million, respectively, in purchase accounting loan accretion. This accretion reflects the recognition of estimated fair value marks on acquired loans, which are accreted into interest income over the expected life of the assets.

◦Net interest margin was 3.84%, 3.69%, and 3.44% for the three months ended December 31, 2025, September 30, 2025, and December 31, 2024, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.84%, 3.69% and 3.43% for the three months ended December 31, 2025, September 30, 2025, and December 31, 2024, respectively.1 Excluding the $3.2 million and $3.4 million in purchase accounting loan accretion in the fourth quarter of 2025 and third quarter of 2025, respectively, the net interest margin on a fully tax-equivalent basis for the three months ended December 31, 2025 and September 30, 2025 was 3.68% and 3.50%, respectively.1

▪The yield on earning assets of 5.97% for the three months ended December 31, 2025 increased 1 basis point compared to September 30, 2025 and increased 13 basis points compared to December 31, 2024. The increase in yield in the fourth quarter of 2025 compared to the quarter ended December 31, 2024 was primarily attributable to the ESSA acquisition, including $3.2 million in purchase accounting loan accretion for the period from September 30, 2025 through December 31, 2025.

▪The cost of interest-bearing liabilities was 2.65% for the three months ended December 31, 2025, representing a decrease of 18 basis points from September 30, 2025 and a decrease of 38 basis points from December 31, 2024. The decrease in the cost of interest-bearing liabilities is primarily the result of the Corporation’s targeted interest-bearing deposit rate decreases in response to the Federal Reserve rate decreases since mid-September 2024, coupled with the benefit of ESSA’s lower overall interest cost of deposits.

•Total revenue was $282.2 million for the year ended December 31, 2025 compared to $226.6 million for the year ended December 31, 2024.

◦Net interest income was $242.0 million for the year ended December 31, 2025 compared to $187.5 million for the year ended December 31, 2024. When comparing the year ended December 31, 2025 to the year ended December 31, 2024, the increase in net interest income of $54.6 million, or 29.11%, was due to investment and loan growth, coupled with the impact of the ESSA acquisition, including $6.6 million in purchase accounting loan accretion realized for the period from the July 23, 2025 acquisition date through December 31, 2025.

◦Net interest margin was 3.65% and 3.41% for the year ended December 31, 2025 and December 31, 2024, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.65% and 3.39% for the year ended December 31, 2025 and December 31, 2024, respectively.1 Excluding the $6.6 million in purchase accounting loan accretion, net interest margin on a fully tax-equivalent basis for the year ended December 31, 2025 was 3.55%.1

▪The yield on earning assets of 5.90% for the year ended December 31, 2025 increased 2 basis points from December 31, 2024. The increase in yield compared to December 31, 2024 was primarily attributable to the $6.6 million in purchase accounting loan accretion.

▪The cost of interest-bearing liabilities of 2.81% for the year ended December 31, 2025 decreased 30 basis points from the year ended December 31, 2024, primarily the result of the Corporation’s targeted interest-bearing deposit rate decreases in response to the Federal Reserve rate decreases since mid-September 2024, coupled with the benefit of ESSA’s lower overall interest cost of deposits.

•Total non-interest income was $12.1 million for the three months ended December 31, 2025, compared to $10.6 million and $10.3 million for the three months ended September 30, 2025 and December 31, 2024, respectively. The quarter-over-quarter increase was primarily attributable to an increase in wealth and asset management fees and bank owned life insurance benefits, partially offset by a decrease in other non-interest income resulting from a $1.6 million loss on the sale of certain commercial real estate loans, as discussed previously. The primary increase in wealth and asset management fees was due to a $1.1 million transition fee for the Corporation moving its existing retail investment business platform to a new provider, and the primary increase in bank owned life insurance was the result of $1.0 million in death benefit proceeds. The increase year-over-year in non-interest income was due to increases in wealth and asset management fees, including the platform provider change transition fee, the previously discussed bank owned life insurance death benefit proceeds, and net realized gain on available-for-sale securities, partially offset by a decrease in other non-interest income resulting from the previously discussed loss on sale of certain commercial real estate loans and lower pass-through income from small business investment companies ("SBICs").

•Total non-interest income was $40.2 million for the year ended December 31, 2025, compared to $39.1 million for the year ended December 31, 2024. This increase was primarily due to the overall impact of the acquisition of ESSA, including organic increases in wealth and asset management fees (including the transition fee), the previously discussed bank owned life insurance death benefit proceeds, and net realized gain on available-for-sale securities, partially offset by a decrease in other non-interest income resulting from the previously discussed loss on sale of certain commercial real estate loans and lower pass-through income from SBICs.

Non-Interest Expense

•For the three months ended December 31, 2025 and September 30, 2025 total non-interest expense was $60.1 million and $50.2 million, respectively. Excluding merger and integration costs, total non-interest expense for the three months ended December 31, 2025 was $52.3 million, compared to $46.0 million and $37.8 million for the three months ended September 30, 2025 and December 31, 2024, respectively.1 Excluding merger and integration costs, the increase of $6.3 million, or 13.66%, from the three months ended September 30, 2025, was primarily driven by the full quarterly impact of the acquisition of ESSA, coupled with an increase in salaries and benefits and technology expense. The increase in salaries and benefits was driven by annual merit increases in base salaries, higher incentive compensation accruals, and rising health insurance costs. Much of the increase in salaries was attributable to staffing additions associated with the ESSA acquisition. Technology expense increased, due to both the ESSA acquisition impact on volume-based charges to core systems, and from investments in automation applications aimed at accelerating operational process efficiencies, as well as enhancing both customer experience and expanding service delivery channels.

•Excluding merger costs, the $14.5 million increase in non-interest expense compared to the three months ended December 31, 2024 was primarily driven by higher salaries and benefits, reflecting staffing additions from the ESSA acquisition, as well as increased incentive compensation accruals, resulting from CNB’s stronger level of financial performance in the twelve months ended December 31, 2025, and health insurance costs. Additionally, occupancy expense, technology and the amortization of core deposit intangibles increased. Occupancy expense increased as a result of higher rent expense related to additional full-service office locations, coupled with increased maintenance costs related to the acquisition of ESSA. The increase in technology was the result of the above-mentioned ESSA acquisition impacts and investments in automation applications.

•For the year ended December 31, 2025 total non-interest expense was $190.9 million. Excluding merger and integration costs, total non-interest expense was $177.1 million, compared to $150.0 million for the year ended December 31, 2024.1 Excluding merger and integration costs, the increase of $27.1 million, or 18.04%, from the year ended December 31, 2024, was primarily driven by higher salaries and benefits. This reflects staff additions related to the ESSA acquisition, merit-based annual increases in base salaries, higher incentive compensation accruals (due to strong financial performance in 2025), increased retirement plan contribution accruals and higher health insurance costs. Occupancy expense also increased, largely due to higher rent associated with additional full-service office locations added both before and after the ESSA acquisition. Technology expense increased, primarily due to the above-mentioned ESSA acquisition and investments in automation applications. In addition, the full-year 2025 included increases in the amortization of core deposit intangibles and other non-interest expenses, which were impacted by business development activities.

Income Taxes

•Income tax expense for the three months ended December 31, 2025 was $8.1 million, representing a 19.48% effective tax rate, compared to $2.0 million, representing a 22.43% effective tax rate, for the three months ended September 30, 2025, and $3.6 million, representing a 19.14% effective tax rate, for the three months ended December 31, 2024. The effective tax rate for the third quarter was impacted by the ESSA acquisition, including non-deductible merger costs of $1.6 million. Income tax expense for the year ended December 31, 2025 was $16.3 million, representing a 19.81% effective tax rate, compared to $12.8 million, representing a 18.98% effective tax rate, for the year ended December 31, 2024. The effective tax rate for the full-year 2025 was impacted by the ESSA acquisition, including non-deductible merger costs of $3.2 million.

Asset Quality

•Total nonperforming assets were approximately $42.2 million, or 0.50% of total assets, as of December 31, 2025, compared to $40.4 million, or 0.49% of total assets, as of September 30, 2025, and $59.5 million, or 0.96% of total assets, as of December 31, 2024, as discussed in more detail above.

•The allowance for credit losses measured as a percentage of total loans was 1.03% as of December 31, 2025, compared to 1.05% as of as of September 30, 2025, and 1.03% as of December 31, 2024. In addition, the allowance for credit losses as a percentage of nonaccrual loans was 168.29% as of December 31, 2025, compared to 187.94% and 84.08% as of September 30, 2025 and December 31, 2024, respectively.

•The provision for credit losses reflected a net reversal of $15.5 million for the three months ended December 31, 2025, compared to an expense of $18.5 million and $2.9 million for the three months ended September 30, 2025 and December 31, 2024, respectively. The $34.0 million and $18.4 million decreases in the provision expense for the fourth quarter of 2025 compared to the third quarter of 2025 and fourth quarter 2024, respectively, were primarily driven by the early adoption of ASU 2025-08. In accordance with the amendments in this update, loans (excluding credit cards) acquired without credit deterioration and deemed “seasoned” are purchased seasoned loans and accounted for using the gross-up approach at acquisition. Specifically, after an entity determines that a loan is a non-purchased credit deteriorated (“PCD”) asset based on its assessment of credit deterioration experienced since origination, the entity should apply the guidance described in the amendments to determine whether the loan is seasoned and, therefore, should be accounted for using the gross-up approach. The Corporation elected to early-adopt this ASU as of December 31, 2025. The adoption of ASU 2025-08 resulted in the reversal of $16.4 million in provision for credit losses (offsetting the original $16.4 million in provision for credit loss expense recorded in the third quarter 2025), with a corresponding increase to the amortized cost balance of the acquired loan portfolio with an impact to purchase accounting loan accretion in subsequent periods.

•The provision for credit losses was $8.9 million for the year ended December 31, 2025, compared to $9.2 million for the year ended December 31, 2024.

•As discussed in more detail above, for the three months ended December 31, 2025, net loan charge-offs were $1.5 million, or 0.09% (annualized) of average total loans and loans held for sale, compared to $957 thousand, or 0.06% (annualized) of average total loans and loans held for sale, during the three months ended September 30, 2025, and $2.1 million, or 0.19% (annualized) of average total loans and loans held for sale, during the three months ended December 31, 2024.

•For the year ended December 31, 2025, net loan charge-offs were $7.2 million, or 0.13% (annualized) of average total loans and loans held for sale, compared to $7.5 million, or 0.17% (annualized) of average total loans and loans held for sale, during the year ended December 31, 2024.

Capital

•As of December 31, 2025, the Corporation’s total shareholders’ equity was $872.1 million, representing an increase of $27.9 million, or 3.31%, from September 30, 2025, and an increase of $261.4 million, or 42.81%, from December 31, 2024. The quarter-over-quarter increase was primarily driven by the growth in earnings, partially offset by the payment of common and preferred stock dividends to our shareholders during the three months ended December 31, 2025. The year-over-year increase resulted from an increase in additional paid in capital related to the ESSA acquisition of $202.6 million, and a decrease in accumulated other comprehensive loss, primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio, and growth in earnings, partially offset by the payment of common and preferred stock dividends to the Corporation's shareholders during the twelve months ended December 31, 2025.

•Regulatory capital ratios for the Corporation continue to exceed regulatory “well-capitalized” levels as of December 31, 2025, consistent with prior periods.

•As of December 31, 2025, the Corporation’s ratio of common shareholders' equity to total assets was 9.70% compared to 9.53% at September 30, 2025 and 8.93% at December 31, 2024. As of December 31, 2025 and September 30, 2025, the Corporation’s ratio of tangible common equity to tangible assets, a non-GAAP measure, was 8.36% and 8.10%, respectively.1 Excluding merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08, the Corporation’s ratio of tangible common equity to tangible assets, a non-GAAP measure, as of December 31, 2025 was 8.49% compared to 8.32%, excluding merger and integration costs, at September 30, 2025 and 8.28% at December 31, 2024.1 The increase in the ratio of tangible common equity to tangible assets compared to September 30, 2025 was primarily the result of an increase in retained earnings (net of the payment of common and preferred stock dividends). The increase in the ratio of tangible common equity to tangible assets compared to December 31, 2024 was primarily the result of an increase in retained earnings (net of the payment of common and preferred stock dividends), coupled with a decrease in accumulated other comprehensive loss, partially offset by the impacts of the ESSA acquisition.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $8.4 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, and 79 offices comprised of one loan production office, one mobile office, two limited service offices, and 75 full-service offices in Pennsylvania, Ohio, New York, and Virginia. CNB Bank, headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania, serves as the multi-brand parent to various divisions. These divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Worthington, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; Ridge View Bank, based in Roanoke, Virginia, with offices in the Southwest Virginia region; ESSA Bank, based in Stroudsburg, Pennsylvania, with offices in Northeast Pennsylvania, including the Lehigh Valley region; and Impressia Bank, a division focused on banking opportunities for women, which operates in CNB Bank’s primary market areas. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Corporation’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Corporation’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” The Corporation’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) adverse changes or conditions in capital and financial markets, including actual or potential stresses in the banking industry; (ii) changes in interest rates; (iii) the credit risks of lending activities, including our ability to estimate credit losses and the allowance for credit losses, as well as the effects of changes in the level of, and trends in, loan delinquencies and write-offs; (iv) effectiveness of our data security controls in the face of cyber attacks and any reputational risks following a cybersecurity incident; (v) changes in general business, industry or economic conditions or competition; (vi) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (vii) adverse economic effects from international trade disputes, including threatened or implemented tariffs imposed by the U.S. and threatened or implemented tariffs imposed by foreign countries in retaliation, or similar events impacting economic activity; (viii) higher than expected costs or other difficulties related to integration of combined or merged businesses; (ix) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (x) changes in the quality or composition of our loan and investment portfolios; (xi) adequacy of loan loss reserves; (xii) increased competition; (xiii) loss of certain key officers; (xiv) deposit attrition; (xv) rapidly changing technology; (xvi) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xvii) changes in the cost of funds, demand for loan products or demand for financial services; and (xviii) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on the Corporation's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. Factors or events that could cause the Corporation’s actual results to differ may emerge from time to time, and it is not possible for the Corporation to predict all of them. The Corporation undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Income Statement
Interest and fees on loans	$105,064	$98,092	$74,164	$350,943	$293,544
Interest and dividends on securities and cash and cash equivalents	10,486	10,553	9,514	41,402	31,926
Interest expense	(41,271)	(41,516)	(34,634)	(150,309)	(138,001)
Net interest income	74,279	67,129	49,044	242,036	187,469
Provision for (reversal of) credit losses	(15,495)	18,456	2,930	8,855	9,222
Net interest income after provision for credit losses	89,774	48,673	46,114	233,181	178,247
Non-interest income
Wealth and asset management fees	3,925	2,359	1,976	10,189	7,845
Service charges on deposit accounts	2,209	2,222	1,712	7,801	6,990
Other service charges and fees	445	480	770	1,862	2,973
Net realized gains on available-for-sale securities	771	397	83	1,168	74
Net realized and unrealized gains (losses) on equity securities	280	664	(13)	1,262	754
Mortgage banking	292	196	93	756	673
Bank owned life insurance	2,059	975	784	4,770	3,110
Card processing and interchange income	2,504	2,336	2,222	9,225	8,666
Other non-interest income (expense)	(401)	937	2,694	3,132	8,029
Total non-interest income	12,084	10,566	10,321	40,165	39,114
Non-interest expenses
Salaries and benefits	26,472	23,339	18,501	89,723	74,536
Net occupancy expense of premises	5,329	4,823	3,816	18,222	14,737
Technology expense	7,419	5,485	5,743	23,744	21,805
Amortization of core deposit intangible	1,035	780	16	1,848	73
Advertising expense	996	754	684	2,820	2,545
State and local taxes	1,408	1,292	1,090	5,293	4,726
Legal, professional, and examination fees	1,004	1,637	986	4,487	4,217
FDIC insurance premiums	1,201	940	864	4,063	3,718
Card processing and interchange expenses	1,470	1,300	1,325	5,183	4,575
Merger and integration costs	7,783	4,155	—	13,824	—
Other non-interest expense	5,952	5,652	4,780	21,674	19,070
Total non-interest expenses	60,069	50,157	37,805	190,881	150,002
Income before income taxes	41,789	9,082	18,630	82,465	67,359
Income tax expense	8,140	2,037	3,566	16,334	12,784
Net income	33,649	7,045	15,064	66,131	54,575
Preferred stock dividends	1,076	1,076	1,076	4,302	4,302
Net income available to common shareholders	$32,573	$5,969	$13,988	$61,829	$50,273

Ending shares outstanding	29,473,352	29,477,429	20,987,992	29,473,352	20,987,992
Average diluted common shares outstanding	29,400,418	27,280,298	20,929,885	24,669,413	20,900,037
Diluted earnings per common share	$1.10	$0.22	$0.66	$2.49	$2.39
Adjusted diluted earnings per common share (non-GAAP) (1)	$0.87	$0.82	$0.66	$2.95	$2.39
Cash dividends per common share	$0.18	$0.18	$0.18	$0.72	$0.71
Dividend payout ratio	16%	82%	27%	29%	30%
Adjusted dividend payout ratio (non-GAAP) (1)	21%	22%	27%	24%	30%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Average Balances
Total loans and loans held for sale	$6,489,706	$5,971,441	$4,556,770	$5,436,151	$4,491,304
Investment securities	826,176	843,441	744,149	817,204	733,055
Total earning assets	7,666,369	7,209,366	5,674,794	6,629,434	5,499,187
Total assets	8,285,289	7,783,995	6,085,277	7,137,197	5,894,958
Noninterest-bearing deposits	1,138,484	1,078,091	832,168	965,942	781,780
Interest-bearing deposits	5,863,225	5,477,057	4,442,150	5,122,942	4,328,430
Shareholders' equity	856,930	776,976	612,184	723,241	592,550
Tangible common shareholders' equity (non-GAAP) (1)	670,094	611,364	510,308	583,908	490,647

Average Yields (annualized)
Total loans and loans held for sale	6.44%	6.54%	6.50%	6.47%	6.55%
Investment securities	3.12%	2.89%	2.40%	2.90%	2.19%
Total earning assets	5.97%	5.96%	5.84%	5.90%	5.88%
Interest-bearing deposits	2.55%	2.75%	3.00%	2.74%	3.08%
Interest-bearing liabilities	2.65%	2.83%	3.03%	2.81%	3.11%

Performance Ratios (annualized)
Return on average assets	1.61%	0.36%	0.98%	0.93%	0.93%
Adjusted return on average assets (non-GAAP) (1)	1.29%	1.20%	0.98%	1.09%	0.93%
Return on average equity	15.58%	3.60%	9.79%	9.14%	9.21%
Adjusted return on average equity (non-GAAP) (1)	12.46%	12.05%	9.79%	10.75%	9.21%
Return on average tangible common equity (non-GAAP) (1)	19.29%	3.87%	10.90%	10.59%	10.25%
Adjusted return on average tangible common equity (non-GAAP) (1)	15.30%	14.62%	10.90%	12.58%	10.25%
Net interest margin, fully tax equivalent basis (non-GAAP) (1)	3.84%	3.69%	3.43%	3.65%	3.39%
Efficiency ratio, fully tax equivalent basis (non-GAAP) (1)	67.73%	62.97%	63.02%	66.35%	65.47%
Adjusted efficiency ratio, fully tax equivalent basis (non-GAAP) (1)	58.80%	57.67%	63.02%	61.49%	65.47%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$1,115	$623	$1,719	$5,512	$5,782
Holiday Financial net loan charge-offs	379	334	425	1,681	1,730
Total Corporation net loan charge-offs	$1,494	$957	$2,144	$7,193	$7,512
Annualized net loan charge-offs / average total loans and loans held for sale	0.09%	0.06%	0.19%	0.13%	0.17%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	December 31, 2025	September 30, 2025	December 31, 2024
Ending Balance Sheet
Cash and due from banks	$78,197	$79,772	$63,771
Interest-bearing deposits with Federal Reserve	441,501	351,943	375,009
Interest-bearing deposits with other financial institutions	8,198	6,373	4,255
Total cash and cash equivalents	527,896	438,088	443,035
Debt securities available-for-sale, at fair value	584,330	533,553	468,546
Debt securities held-to-maturity, at amortized cost	242,138	249,247	306,081
Equity securities	10,865	10,505	10,456
Loans held for sale	2,517	—	762
Loans receivable
Syndicated loans	70,798	71,852	79,882
Loans	6,422,942	6,396,344	4,529,074
Total loans receivable	6,493,740	6,468,196	4,608,956
Less: allowance for credit losses	(67,055)	(67,684)	(47,357)
Net loans receivable	6,426,685	6,400,512	4,561,599
Goodwill and other intangibles	88,512	93,773	43,874
Core deposit intangible	33,693	34,727	206
Other assets	479,799	493,914	357,451
Total Assets	$8,396,435	$8,254,319	$6,192,010

Noninterest-bearing demand deposits	$1,092,076	$1,105,414	$819,680
Interest-bearing demand deposits	1,014,606	970,752	706,796
Savings	3,822,639	3,686,511	3,122,028
Certificates of deposit	1,097,788	1,137,590	722,860
Total deposits	7,027,109	6,900,267	5,371,364
Short-term borrowings	164,000	181,604	—
Subordinated debentures	20,620	20,620	20,620
Subordinated notes, net of issuance costs	84,874	84,798	84,570
Deposits held for sale	88,119	92,830	—
Other liabilities	139,586	130,015	104,761
Total liabilities	7,524,308	7,410,134	5,581,315
Common stock	—	—	—
Preferred stock	57,785	57,785	57,785
Additional paid in capital	422,653	421,770	219,876
Retained earnings	424,935	397,667	381,296
Treasury stock	(2,581)	(2,476)	(4,689)
Accumulated other comprehensive loss	(30,665)	(30,561)	(43,573)
Total shareholders' equity	872,127	844,185	610,695
Total liabilities and shareholders' equity	$8,396,435	$8,254,319	$6,192,010

Book value per common share	$27.63	$26.68	$26.34
Adjusted book value per common share (non-GAAP) (1)	$28.02	$27.30	$26.34
Tangible book value per common share (non-GAAP) (1)	$23.48	$22.32	$24.24
Adjusted tangible book value per common share (non-GAAP) (1)	$23.88	$22.94	$24.24

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	December 31, 2025	September 30, 2025	December 31, 2024
Capital Ratios
Tangible common equity / tangible assets (non-GAAP) (1)	8.36%	8.10%	8.28%
Adjusted tangible common equity / tangible assets (non-GAAP) (1)	8.49%	8.32%	8.28%
Tier 1 leverage ratio (2)	9.87%	9.34%	10.43%
Common equity tier 1 ratio (2)	11.54%	10.48%	11.76%
Tier 1 risk-based ratio (2)	12.77%	11.67%	13.41%
Total risk-based ratio (2)	14.91%	13.97%	16.16%

Asset Quality Detail
Nonaccrual loans	$39,845	$36,013	$56,323
Loans 90+ days past due and accruing	42	86	653
Total nonperforming loans	39,887	36,099	56,976
Other real estate owned	2,280	4,254	2,509
Total nonperforming assets	$42,167	$40,353	$59,485

Asset Quality Ratios
Nonperforming assets / Total loans + OREO	0.65%	0.62%	1.29%
Nonperforming assets / Total assets	0.50%	0.49%	0.96%
Ratio of allowance for credit losses on loans to nonaccrual loans	168.29%	187.94%	84.08%
Allowance for credit losses / Total loans	1.03%	1.05%	1.03%

Consolidated Financial Data Notes:
(1) Management uses non-GAAP financial information in its analysis of the Corporation’s performance. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Corporation’s management believes that investors may use these non-GAAP measures to analyze the Corporation’s financial performance without the impact of unusual items or events that may obscure trends in the Corporation’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

(2) Capital ratios as of December 31, 2025 are estimated pending final regulatory filings.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	Three Months Ended,
	December 31, 2025			September 30, 2025			December 31, 2024
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$780,374	2.93%	$6,023	$797,866	2.92%	$6,151	$711,286	2.36%	$4,487
Tax-exempt (1) (2) (4)	24,460	2.62	171	24,531	2.62	174	25,489	2.67	184
Equity securities (1) (2)	21,342	10.80	581	21,044	1.79	95	7,374	5.77	107
Total securities (4)	826,176	3.12	6,775	843,441	2.89	6,420	744,149	2.40	4,778
Loans receivable:
Commercial (2) (3)	1,739,733	6.70	29,395	1,642,742	6.98	28,921	1,458,902	6.77	24,824
Commercial & residential mortgages and loans held for sale (2) (3)	4,617,232	6.22	72,414	4,201,346	6.21	65,752	2,965,914	6.12	45,633
Consumer (3)	132,741	10.54	3,527	127,353	11.53	3,701	131,954	11.93	3,956
Total loans receivable (3)	6,489,706	6.44	105,336	5,971,441	6.54	98,374	4,556,770	6.50	74,413
Interest-bearing deposits with the Federal Reserve and other financial institutions	350,487	4.28	3,777	394,484	4.19	4,165	373,875	5.08	4,771
Total earning assets	7,666,369	5.97	$115,888	7,209,366	5.96	$108,959	5,674,794	5.84	$83,962
Noninterest-bearing assets:
Cash and due from banks	77,224			77,224			59,445
Premises and equipment	150,220			145,087			124,398
Other assets	459,511			414,410			273,326
Allowance for credit losses	(68,035)			(62,092)			(46,686)
Total non interest-bearing assets	618,920			574,629			410,483
TOTAL ASSETS	$8,285,289			$7,783,995			$6,085,277
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$998,897	0.94%	$2,357	$913,337	1.00%	$2,291	$686,359	0.83%	$1,437
Savings	3,728,182	2.63	24,707	3,501,326	2.86	25,200	3,068,451	3.26	25,139
Time	1,136,146	3.72	10,650	1,062,394	3.90	10,450	687,340	4.02	6,953
Total interest-bearing deposits	5,863,225	2.55	37,714	5,477,057	2.75	37,941	4,442,150	3.00	33,529
Short-term borrowings	187,781	4.41	2,085	218,871	4.08	2,251	—	0.00	—
Finance lease liabilities	18,059	9.10	414	18,079	5.49	250	212	3.75	2
Subordinated notes and debentures	105,456	3.98	1,058	105,380	4.04	1,074	105,153	4.17	1,103
Total interest-bearing liabilities	6,174,521	2.65	$41,271	5,819,387	2.83	$41,516	4,547,515	3.03	$34,634
Demand—noninterest-bearing	1,138,484			1,078,091			832,168
Other liabilities	115,354			109,541			93,410
Total Liabilities	7,428,359			7,007,019			5,473,093
Shareholders’ equity	856,930			776,976			612,184
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,285,289			$7,783,995			$6,085,277
Interest income/Earning assets		5.97%	$115,888		5.96%	$108,959		5.84%	$83,962
Interest expense/Interest-bearing liabilities		2.65	41,271		2.83	41,516		3.03	34,634
Net interest spread		3.32%	$74,617		3.13%	$67,443		2.81%	$49,328
Interest income/Earning assets		5.97%	115,888		5.96%	108,959		5.84%	83,962
Interest expense/Earning assets		2.13	41,271		2.27	41,516		2.41	34,634
Net interest margin (fully tax-equivalent)		3.84%	$74,617		3.69%	$67,443		3.43%	$49,328

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the three months ended December 31, 2025, September 30, 2025 and December 31, 2024 was $338 thousand, $314 thousand and $284 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consists of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the three months ended December 31, 2025, September 30, 2025 and December 31, 2024 was $(35.2) million, $(39.1) million and $(47.0) million, respectively.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	Twelve Months Ended,
	December 31, 2025			December 31, 2024
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$778,122	2.85%	$23,331	$700,078	2.14%	$16,059
Tax-exempt (1) (2) (4)	24,646	2.64	700	25,919	2.60	731
Equity securities (1) (2)	14,436	6.14	886	7,058	5.71	403
Total securities (4)	817,204	2.90	24,917	733,055	2.19	17,193
Loans receivable:
Commercial (2) (3)	1,579,792	6.80	107,350	1,440,667	6.88	99,184
Commercial & residential mortgages and loans held for sale (2) (3)	3,728,827	6.17	230,033	2,920,537	6.15	179,645
Consumer (3)	127,532	11.43	14,574	130,100	11.95	15,547
Total loans receivable (3)	5,436,151	6.47	351,957	4,491,304	6.55	294,376
Interest-bearing deposits with the Federal Reserve and other financial institutions	376,079	4.43	16,648	274,828	5.41	14,856
Total earning assets	6,629,434	5.90	$393,522	5,499,187	5.88	$326,425
Noninterest-bearing assets:
Cash and due from banks	67,775			56,295
Premises and equipment	138,465			116,341
Other assets	357,700			269,167
Allowance for credit losses	(56,177)			(46,032)
Total non interest-bearing assets	507,763			395,771
TOTAL ASSETS	$7,137,197			$5,894,958
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$832,291	0.95%	$7,894	$705,488	0.77%	$5,451
Savings	3,369,184	2.88	97,033	3,052,031	3.46	105,675
Time	921,467	3.87	35,638	570,911	3.92	22,367
Total interest-bearing deposits	5,122,942	2.74	140,565	4,328,430	3.08	133,493
Short-term borrowings	100,734	4.30	4,336	—	0.00	—
Finance lease liabilities	17,046	6.58	1,122	247	4.45	11
Subordinated notes and debentures	105,342	4.07	4,286	105,039	4.28	4,497
Total interest-bearing liabilities	5,346,064	2.81	$150,309	4,433,716	3.11	$138,001
Demand—noninterest-bearing	965,942			781,780
Other liabilities	101,950			86,912
Total Liabilities	6,413,956			5,302,408
Shareholders’ equity	723,241			592,550
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,137,197			$5,894,958
Interest income/Earning assets		5.90%	$393,522		5.88%	$326,425
Interest expense/Interest-bearing liabilities		2.81	150,309		3.11	138,001
Net interest spread		3.09%	$243,213		2.77%	$188,424
Interest income/Earning assets		5.90%	393,522		5.88%	326,425
Interest expense/Earning assets		2.25	150,309		2.49	138,001
Net interest margin (fully tax-equivalent)		3.65%	$243,213		3.39%	$188,424

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the twelve months ended December 31, 2025 and 2024, was $1.2 million and $955 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consists of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the twelve months ended December 31, 2025 and 2024 was $(41.2) million and $(53.1) million, respectively.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Calculation of merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08, net of tax (non-GAAP) (1):
Merger transaction related expenses - non deductible	$337	$1,570	$—	$3,234	$—

Merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08 - deductible	(8,941)	18,972	—	10,590	—
Statutory federal tax rate	21%	21%	21%	21%	21%
Tax benefit (expense) of merger and integration costs and day 1 non-PCD provision expense (non-GAAP)	(1,878)	3,984	—	2,224	—
Merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08 - deductible, net of tax	(7,063)	14,988	—	8,366	—

Merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08, net of tax (non-GAAP)	$(6,726)	$16,558	$—	$11,600	$—

(1) Merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08 represent legal, advisory, severance, technology conversion, day one non-PCD provision expense (benefit), and other expenses directly related to the ESSA acquisition. Management believes exclusion of these non-recurring charges provides more meaningful period-over-period comparisons of operating performance.

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Calculation of net income available to common (GAAP):
Net income	$33,649	$7,045	$15,064	$66,131	$54,575
Less: preferred stock dividends	1,076	1,076	1,076	4,302	4,302
Net income available to common shareholders	$32,573	$5,969	$13,988	$61,829	$50,273

Adjusted calculation of net income available to common (non-GAAP):
Net income available to common shareholders	$32,573	$5,969	$13,988	$61,829	$50,273
Add: merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08, net of tax (non-GAAP)	(6,726)	16,558	—	11,600	—
Adjusted net income available to common shareholders (non-GAAP)	$25,847	$22,527	$13,988	$73,429	$50,273

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Calculation of dividend payout ratio:
Cash dividends per common share	$0.18	$0.18	$0.18	$0.72	$0.71
Diluted earnings per common share	1.10	0.22	0.66	2.49	2.39
Dividend payout ratio	16%	82%	27%	29%	30%

Adjusted calculation of dividend payout ratio (non-GAAP):
Cash dividends per common share	$0.18	$0.18	$0.18	$0.72	$0.71
Adjusted diluted earnings per common share (non-GAAP)	0.87	0.82	0.66	2.95	2.39
Adjusted dividend payout ratio (non-GAAP)	21%	22%	27%	24%	30%

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Calculation of PPNR (non-GAAP): (1)
Net interest income	$74,279	$67,129	$49,044	$242,036	$187,469
Add: Non-interest income	12,084	10,566	10,321	40,165	39,114
Less: Non-interest expense	60,069	50,157	37,805	190,881	150,002
PPNR (non-GAAP)	$26,294	$27,538	$21,560	$91,320	$76,581

Adjusted calculation of PPNR (non-GAAP): (1)
Net interest income	$74,279	$67,129	$49,044	$242,036	$187,469
Add: Non-interest income	12,084	10,566	10,321	40,165	39,114
Less: Non-interest expense	60,069	50,157	37,805	190,881	150,002
Add: Merger and integration costs (non-GAAP)	7,783	4,155	—	13,824	—
Adjusted PPNR (non-GAAP)	$34,077	$31,693	$21,560	$105,144	$76,581

(1) Management believes that this is an important metric as it illustrates the underlying performance of the Corporation, it enables investors and others to assess the Corporation's ability to generate capital to cover credit losses through the credit cycle and provides consistent reporting with a key metric used by bank regulatory agencies.

	December 31, 2025	September 30, 2025	December 31, 2024
Adjusted calculation of loans (non-GAAP):
Loans	$6,422,942	$6,396,344	$4,529,074
Less: ESSA acquired loans, net of estimated purchase accounting fair value adjustments (non-GAAP)	(1,675,080)	(1,651,056)	—
Adjusted loans (non-GAAP)	$4,747,862	$4,745,288	$4,529,074

	December 31, 2025	September 30, 2025	December 31, 2024
Adjusted calculation of total deposits (non-GAAP):
Total deposits	$7,027,109	$6,900,267	$5,371,364
Add: deposits held for sale (non-GAAP)	88,119	92,830	—
Less: ESSA acquired deposits, net of estimated purchase accounting fair value adjustments (non-GAAP)	(1,455,805)	(1,455,805)	—
Adjusted total deposits (non-GAAP)	$5,659,423	$5,537,292	$5,371,364

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Basic earnings per common share computation:
Net income available to common shareholders	$32,573	$5,969	$13,988	$61,829	$50,273
Less: net income available to common shareholders allocated to participating securities	210	50	98	476	388
Net income available to common shareholders allocated to common stock	$32,363	$5,919	$13,890	$61,353	$49,885

Weighted average common shares outstanding, including shares considered participating securities	29,476	27,388	20,992	24,755	20,993
Less: average participating securities	179	209	135	169	155
Weighted average shares	29,297	27,179	20,857	24,586	20,838
Basic earnings per common share	$1.10	$0.22	$0.67	$2.50	$2.39

Diluted earnings per common share computation:
Net income available to common shareholders allocated to common stock	$32,363	$5,919	$13,890	$61,353	$49,885

Weighted average common shares outstanding for basic earnings per common share	29,297	27,179	20,857	24,586	20,838
Add: dilutive effect of stock compensation	103	101	73	83	62
Weighted average shares and dilutive potential common shares	29,400	27,280	20,930	24,669	20,900
Diluted earnings per common share	$1.10	$0.22	$0.66	$2.49	$2.39

Adjusted basic earnings per common share computation (non-GAAP):
Net income available to common shareholders	$32,573	$5,969	$13,988	$61,829	$50,273
Add: merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08, net of tax (non-GAAP)	(6,726)	16,558	—	11,600	—
Less: net income available to common shareholders allocated to participating securities	210	50	98	476	388
Adjustment to net income available to common shareholders allocated to participating securities for merger transaction related expenses and the and the provision adjustment related to adoption of ASU 2025-08, net of tax (non-GAAP)	(41)	127	—	79	—
Adjusted net income available to common shareholders allocated to common stock (non-GAAP)	$25,678	$22,350	$13,890	$72,874	$49,885

Weighted average common shares outstanding, including shares considered participating securities	29,476	27,388	20,992	24,755	20,993
Less: average participating securities	179	209	135	169	155
Weighted average shares	29,297	27,179	20,857	24,586	20,838
Adjusted basic earnings per common share (non-GAAP)	$0.88	$0.82	$0.67	$2.96	$2.39

Adjusted diluted earnings per common share computation (non-GAAP):
Adjusted net income available to common shareholders allocated to common stock (non-GAAP)	$25,678	$22,350	$13,890	$72,874	$49,885

Weighted average common shares outstanding for basic earnings per common share	29,297	27,179	20,857	24,586	20,838
Add: dilutive effect of stock compensation	103	101	73	83	62
Weighted average shares and dilutive potential common shares	29,400	27,280	20,930	24,669	20,900
Adjusted diluted earnings per common share (non-GAAP)	$0.87	$0.82	$0.66	$2.95	$2.39

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Calculation of net interest margin:
Interest income	$115,550	$108,645	$83,678	$392,345	$325,470
Interest expense	41,271	41,516	34,634	150,309	138,001
Net interest income	$74,279	$67,129	$49,044	$242,036	$187,469

Average total earning assets	$7,666,369	$7,209,366	$5,674,794	$6,629,434	$5,499,187

Net interest margin (GAAP) (annualized)	3.84%	3.69%	3.44%	3.65%	3.41%

Calculation of net interest margin (fully tax equivalent basis) (non-GAAP):
Interest income	$115,550	$108,645	$83,678	$392,345	$325,470
Tax equivalent adjustment (non-GAAP)	338	314	284	1,177	955
Adjusted interest income (fully tax equivalent basis) (non-GAAP)	115,888	108,959	83,962	393,522	326,425
Interest expense	41,271	41,516	34,634	150,309	138,001
Net interest income (fully tax equivalent basis) (non-GAAP)	$74,617	$67,443	$49,328	$243,213	$188,424

Average total earning assets	$7,666,369	$7,209,366	$5,674,794	$6,629,434	$5,499,187
Less: average mark to market adjustment on investments (non-GAAP)	(35,243)	(39,121)	(46,988)	(41,218)	(53,087)
Adjusted average total earning assets, net of mark to market (non-GAAP)	$7,701,612	$7,248,487	$5,721,782	$6,670,652	$5,552,274

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.84%	3.69%	3.43%	3.65%	3.39%

Calculation of net interest margin, excluding purchase accounting loan accretion (fully tax equivalent basis) (non-GAAP) (1):
Net interest income (fully tax equivalent basis) (non-GAAP)	$74,617	$67,443	$49,328	$243,213	$188,424
Less: purchase accounting loan accretion	(3,158)	(3,420)	0	(6,578)	0
Adjusted net interest income (fully tax equivalent basis) (non-GAAP)	$71,459	$64,023	$49,328	$236,635	$188,424

Adjusted average total earning assets, net of mark to market (non-GAAP)	$7,701,612	$7,248,487	$5,721,782	$6,670,652	$5,552,274
Adjusted net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.68%	3.50%	3.43%	3.55%	3.39%
(1) Purchase accounting loan accretion represents income recognized on estimated fair value adjustments to acquired loans.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	December 31, 2025	September 30, 2025	December 31, 2024
Calculation of tangible book value per common share and tangible common equity / tangible assets (non-GAAP):
Shareholders' equity	$872,127	$844,185	$610,695
Less: preferred equity	57,785	57,785	57,785
Common shareholders' equity	814,342	786,400	552,910
Less: goodwill and other intangibles	88,512	93,773	43,874
Less: core deposit intangible	33,693	34,727	206
Tangible common equity (non-GAAP)	$692,137	$657,900	$508,830

Total assets	$8,396,435	$8,254,319	$6,192,010
Less: goodwill and other intangibles	88,512	93,773	43,874
Less: core deposit intangible	33,693	34,727	206
Tangible assets (non-GAAP)	$8,274,230	$8,125,819	$6,147,930

Ending shares outstanding	29,473,352	29,477,429	20,987,992

Book value per common share (GAAP)	$27.63	$26.68	$26.34
Tangible book value per common share (non-GAAP)	$23.48	$22.32	$24.24

Common shareholders' equity / Total assets (GAAP)	9.70%	9.53%	8.93%
Tangible common equity / Tangible assets (non-GAAP)	8.36%	8.10%	8.28%

Adjusted calculation of book value per common share (non-GAAP):
Common shareholders' equity	$814,342	$786,400	$552,910
Add: merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08, net of tax (non-GAAP)	11,600	18,326	—
Adjusted common shareholders' equity (non-GAAP)	$825,942	$804,726	$552,910

Ending shares outstanding	29,473,352	29,477,429	20,987,992

Adjusted book value per common share (non-GAAP)	$28.02	$27.30	$26.34

Adjusted calculation of tangible book value per common share (non-GAAP):
Tangible common equity (non-GAAP)	$692,137	$657,900	$508,830
Add: merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08, net of tax (non-GAAP)	11,600	18,326	—
Adjusted tangible common equity (non-GAAP)	$703,737	$676,226	$508,830

Ending shares outstanding	29,473,352	29,477,429	20,987,992

Adjusted tangible book value per common share (non-GAAP)	$23.88	$22.94	$24.24

Adjusted calculation of tangible common equity / tangible assets (non-GAAP):
Adjusted tangible common shareholders' equity (non-GAAP)	$703,737	$676,226	$508,830

Tangible assets (non-GAAP)	$8,274,230	$8,125,819	$6,147,930
Add: merger and integration costs (non-GAAP)	13,824	6,041	—
Adjusted tangible assets (non-GAAP)	$8,288,054	$8,131,860	$6,147,930

Adjusted tangible common equity / Adjusted tangible assets (non-GAAP)	8.49%	8.32%	8.28%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Calculation of efficiency ratio:
Non-interest expense	$60,069	$50,157	$37,805	$190,881	$150,002

Non-interest income	$12,084	$10,566	$10,321	$40,165	$39,114
Net interest income	74,279	67,129	49,044	242,036	187,469
Total revenue	$86,363	$77,695	$59,365	$282,201	$226,583
Efficiency ratio	69.55%	64.56%	63.68%	67.64%	66.20%

Calculation of efficiency ratio (fully tax equivalent basis) (non-GAAP):
Non-interest expense	$60,069	$50,157	$37,805	$190,881	$150,002
Less: core deposit intangible amortization	1,035	780	16	1,848	73
Adjusted non-interest expense (non-GAAP)	$59,034	$49,377	$37,789	$189,033	$149,929

Non-interest income	$12,084	$10,566	$10,321	$40,165	$39,114

Net interest income	$74,279	$67,129	$49,044	$242,036	$187,469
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,899	1,737	1,508	6,551	5,635
Add: tax exempt investment and loan income (fully tax equivalent basis) (non-GAAP)	2,691	2,453	2,111	9,266	8,068
Adjusted net interest income (fully tax equivalent basis) (non-GAAP)	75,071	67,845	49,647	244,751	189,902
Adjusted net revenue (fully tax equivalent basis) (non-GAAP)	$87,155	$78,411	$59,968	$284,916	$229,016

Efficiency ratio (fully tax equivalent basis) (non-GAAP)	67.73%	62.97%	63.02%	66.35%	65.47%

Adjusted calculation of efficiency ratio (fully tax equivalent basis) (non-GAAP):
Adjusted non-interest expense (non-GAAP)	$59,034	$49,377	$37,789	$189,033	$149,929
Less: merger and integration costs (non-GAAP)	7,783	4,155	—	13,824	—
Adjusted non-interest expense (non-GAAP)	$51,251	$45,222	$37,789	$175,209	$149,929

Adjusted net revenue (fully tax equivalent basis) (non-GAAP)	$87,155	$78,411	$59,968	$284,916	$229,016

Adjusted efficiency ratio (fully tax equivalent basis) (non-GAAP)	58.80%	57.67%	63.02%	61.49%	65.47%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Calculation of return on average tangible common equity (non-GAAP):
Net income	$33,649	$7,045	$15,064	$66,131	$54,575
Less: preferred stock dividends	1,076	1,076	1,076	4,302	4,302
Net income available to common shareholders	$32,573	$5,969	$13,988	$61,829	$50,273

Average shareholders' equity	$856,930	$776,976	$612,184	$723,241	$592,550
Less: average goodwill & intangibles	129,051	107,827	44,091	81,548	44,118
Less: average preferred equity	57,785	57,785	57,785	57,785	57,785
Average tangible common shareholders' equity (non-GAAP)	$670,094	$611,364	$510,308	$583,908	$490,647

Return on average equity (GAAP) (annualized)	15.58%	3.60%	9.79%	9.14%	9.21%
Return on average common equity (GAAP) (annualized)	16.17%	3.29%	10.04%	9.29%	9.40%
Return on average tangible common equity (non-GAAP) (annualized)	19.29%	3.87%	10.90%	10.59%	10.25%

Adjusted calculation of return on average equity (non-GAAP):
Net income	$33,649	$7,045	$15,064	$66,131	$54,575
Add: merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08, net of tax (non-GAAP)	(6,726)	16,558	—	11,600	—
Adjusted net income (non-GAAP)	$26,923	$23,603	$15,064	$77,731	$54,575

Average shareholders' equity	$856,930	$776,976	$612,184	$723,241	$592,550

Adjusted return on average equity (non-GAAP) (annualized)	12.46%	12.05%	9.79%	10.75%	9.21%

Adjusted calculation of return on average tangible common equity (non-GAAP):
Net income available to common shareholders	$32,573	$5,969	$13,988	$61,829	$50,273
Add: merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08, net of tax (non-GAAP)	(6,726)	16,558	—	11,600	—
Adjusted net income available to common shareholders	$25,847	$22,527	$13,988	$73,429	$50,273

Average tangible common shareholders' equity (non-GAAP)	$670,094	$611,364	$510,308	$583,908	$490,647

Adjusted return on average tangible common equity (non-GAAP) (annualized)	15.30%	14.62%	10.90%	12.58%	10.25%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Calculation of return on average assets:
Net income	$33,649	$7,045	$15,064	$66,131	$54,575
Average total assets	$8,285,289	$7,783,995	$6,085,277	$7,137,197	$5,894,958

Return on average assets (GAAP) (annualized)	1.61%	0.36%	0.98%	0.93%	0.93%

Adjusted calculation of return on average assets (non-GAAP):
Net income	$33,649	$7,045	$15,064	$66,131	$54,575
Add: merger transaction related expenses and the provision adjustment related to adoption of ASU 2025-08, net of tax (non-GAAP)	(6,726)	16,558	—	11,600	—
Adjusted net income	$26,923	$23,603	$15,064	$77,731	$54,575
Average total assets	$8,285,289	$7,783,995	$6,085,277	$7,137,197	$5,894,958

Adjusted return on average assets (non-GAAP) (annualized)	1.29%	1.20%	0.98%	1.09%	0.93%